Exhibit 10.1

Execution Copy

EMPLOYMENT AGREEMENT

AGREEMENT dated as of January 1, 2011, between News America Incorporated, a Delaware corporation, with offices at 1211 Avenue of the Americas, New York, NY 10036 (“NAI”) and Joel Klein, residing at the address that is on file with NAI (the “Executive”).

W I T N E S S E T H:

WHEREAS, NAI desires to employ the Executive on the terms and conditions hereinafter set forth; and

WHEREAS, the Executive desires to be so employed;

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter contained, the parties hereto agree as follows:

1. Duties. NAI agrees to employ the Executive and the Executive agrees to accept employment with NAI for the Term of Employment hereinafter defined. During the Term of Employment, the Executive, subject to the provisions of this Agreement, shall: (a) have the title and the duties of Executive Vice President of News Corporation, a Delaware corporation (“NEWS CORP”) and (b) be a member of the Office of the Chairman (the “OOC”) of NEWS CORP. In addition, the Executive shall serve as the Chief Executive Officer of NEWS CORP’s newly established education division (the “Educational Division”) which shall include Wireless Generation, Inc. after it is acquired by NEWS CORP. As the Chief Executive Officer of the Educational Division: (i) the Executive will be the most senior officer of the Educational Division (other than the Chairman and Chief Executive Officer of NEWS CORP); and (ii) the Executive shall have such duties and authority as are customarily associated with the position of Chief Executive Officer. The Executive shall report directly to the Chairman and Chief Executive Officer of NEWS CORP and the Deputy Chairman and Chief Operating Officer of NEWS CORP. NEWS CORP shall use its best efforts to assure that the Executive serve and continues to serve as a member of the NEWS CORP Board of Directors during the Term of Employment.

During the Term of Employment the Executive shall devote substantially all of his business time and attention and give his best efforts and skill to furthering the business and interests of NEWS CORP and to the performance of such executive duties as the Chairman and Chief Executive Officer of NEWS CORP and the Deputy Chairman and Chief Operating Officer of NEWS CORP may determine, from time to time, consistent with the terms of this Agreement and which are commensurate with the scope of the Executive’s position; provided that so long as they do not in any manner interfere with his performance hereunder and are in accordance with NEWS CORP’s policies, nothing in this Agreement shall preclude the Executive from devoting time during reasonable periods to: (i) serving, with the prior approval of the Board or the NEWS CORP Chairman or Group General Counsel, as a director or member of a committee of any company or organization, (ii) delivering lectures and fulfilling speaking engagements, (iii) engaging in charitable and community activities, (iv) making television appearances, (v) authoring books or articles for newspapers, magazines, online media sites or similar media; and (vi) investing his personal assets in such form and in such manner as will not violate Section 7(c) below.

2. Term. “Term of Employment” as used herein shall mean the period from January 1, 2011 (the “Commencement Date”) through December 31, 2015 (although it is understood that the Executive’s first day in the office shall be January 3, 2011); provided, however, if the Term of Employment is terminated earlier, as hereinafter set forth, the Term of Employment shall mean the period from the Commencement Date through the effective date of such earlier termination. The Term of Employment shall be terminated earlier upon any termination of Executive’s employment (including, expiration of the Term of Employment), all as provided for in Section 8 hereof.

3. Location. The Executive shall be based and render services in the New York City metropolitan area at the principal office maintained by NEWS CORP in such area. The Executive will travel as reasonably required to perform his functions hereunder.

4. Compensation.

(a) Salary. As compensation for his services, the Executive shall receive a base salary at an annual rate of not less than $2,000,000 (the “Base Salary”) to be paid in the same manner as other senior executives of NAI are paid. The Base Salary shall be reviewed annually in the same manner as the salaries of other senior executives of NEWS CORP are reviewed. Increases in the Base Salary shall be discretionary.

(b) Annual Bonus. The Executive will be eligible to receive an annual bonus (“Annual Bonus”) for each fiscal year (currently July 1 to June 30) (“Fiscal Year”) during the Term (pro rated with respect to any partial years). The Chairman and Chief Executive Officer and Deputy Chairman and Chief Operating Officer of NEWS CORP shall establish the criteria for the Annual Bonus for each Fiscal Year in good faith and based on meaningful consultation with the Executive within the 90-day period after the beginning of each Fiscal Year. For each Fiscal Year during the Term, the target amount for the Annual Bonus shall be no less than $1,500,000 (the “Annual Target Bonus Amount”). At the discretion of the Chairman and Chief Executive Officer and Deputy Chairman and Chief Operating Officer of NEWS CORP, based on actual performance compared to the criteria established at the beginning of each Fiscal Year, the Annual Bonus may be more or less than the Annual Target Bonus Amount. Any Annual Bonus granted shall be paid in cash no later than 90 days after the end of the Fiscal Year in which it relates (and shall be paid regardless of whether the Executive is actively employed at the time of such payment, unless otherwise provided herein).

(c) Signing Bonus. Upon commencement of employment, the Executive shall receive a non-refundable cash payment in the amount of $1,000,000.

5. Other Benefits.

(a) The Executive shall be entitled to participate in all of the following incentive or benefit plans or arrangements presently in effect or hereafter adopted by NAI made generally available to all other senior executives of NEWS CORP in the OOC(collectively, the “Benefits”):

(i) commencing in the fiscal year beginning July 1, 2011, any stock option or purchase plan, stock appreciation rights plan or any bonus or other incentive compensation plan (each an “Equity Plan” and collectively, the “Equity Plans”); and

(ii) any profit-sharing, pension, group medical, sick leave, dental, disability and life insurance, pension and welfare, or other similar benefit plans, programs and benefits (including, without limitation, all plans and programs providing fringe benefits or perquisites).

(b) In order to facilitate the Executive’s performance of his duties, he shall receive a car allowance of $1,200 per month.

In connection with Section 5(a) above, it is noted that the most recent grant under an Equity Plan to all senior executives of NEWS CORP in the OOC was of equity with a value equal to 50% of annual base salary.

6. Travel and Other Business Expenses.

During the Term of Employment, NAI shall pay, or reimburse the Executive for, all expenses reasonably incurred by him in connection with his performance of his duties hereunder (including, without limitation, the expense of first class travel incurred in the performance of the business of NAI or NEWS CORP and shall be entitled to such other perquisites as are afforded to other senior executive officers of NAI).

7. Confidentiality; Restriction on Competition.

(a) The Executive agrees that he will not, except with the prior written consent of the Board or as may be required by law or court of competent jurisdiction, disclose during the Term of Employment or any time thereafter any secret or confidential information that he has learned by reason of his association with NAI and NEWS CORP or use any such information to the detriment of NAI and NEWS CORP so long as such confidential information or trade secrets have not been disclosed or are not otherwise in the public domain.

(b) Upon termination of his employment (unless the Executive remains as a member of the Board of Directors of NEWS CORP, in which case upon, the Executive ceasing to so serve as a member of the Board), the Executive will immediately surrender and turn over to NEWS CORP and NAI all books, forms, records, customer lists and all other papers and writings which are the property of NEWS CORP and NAI and all other property belonging to NEWS CORP and NAI.

(c) While Executive is employed hereunder, the Executive will not, in any manner directly or indirectly, engage in any business which competes with the business in which NEWS CORP or NAI is then engaged and will not directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by, or connected in any manner with any corporation, firm or business that is so engaged; provided, however, that nothing herein contained shall prohibit the Executive from owning not more than five (5%) percent of the outstanding stock of any publicly held corporation.

(d) The Executive agrees to comply with NEWS CORP’s Standards of Business Conduct, a copy of which will be provided to the Executive.

8. Termination by NAI. The Executive’s employment hereunder maybe terminated by NAI without any breach of this Agreement only under the following circumstances:

(a) The Executive’s employment hereunder shall terminate upon his death.

(b) If, as a result of the Executive’s incapacity and disability due to physical or mental illness, the Executive shall have been absent from his duties hereunder for a period of 365 consecutive days during the Term of Employment, NAI may terminate the Executive’s employment hereunder.

(c) NAI may terminate the Executive’s employment hereunder for cause. For purposes of this Agreement, NAI shall have “cause” to terminate the Executive’s employment hereunder only in the event:

(i) of a deliberate and material breach by the Executive of this Agreement that is not remedied within 20 days after receipt of written notice from NAI specifying such breach;

(ii) the Executive’s plea of guilty or nolo contendere to, or nonappealable conviction of, a felony; or

(iii) the Executive’s addiction to drugs or alcohol that results in a material breach of this Agreement.

(d) Any termination of the Executive’s employment by NAI (other than termination pursuant to subsection (a) above) shall be communicated by a written Notice of Termination to the Executive. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in full detail the facts and circumstances claimed to provide the basis for termination of the Executive’s employment under the provision so indicated.

(e) “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of this death, or (ii) if the Executive’s employment is terminated pursuant to subsections (b) or (c) above, the date specified in the Notice of Termination.

9. Termination by Executive.

(a) The Executive, at his option, may terminate his employment without any breach of this Agreement under the following circumstances:

(i) The assignment to the Executive of any duties inconsistent with the Executive’s positions, duties, responsibilities and status with NEWS CORP and/or the Educational Division, as set forth herein, a change in the Executive’s reporting responsibilities, title or offices, as set forth herein, any diminution in the Executive’s duties, authority or responsibility, or any removal of the Executive from or failure to elect or re-elect the Executive to any position set forth in Section 1 hereof with NEWS CORP (including membership on the Board of Directors of NEWS CORP, but only to the extent that NEWS CORP does not use its best efforts to assure that Executive serve and continue to serve on its Board) or the Educational Division, except in connection with the Executive’s promotion or a termination of employment for Cause;

(ii) A reduction in the Executive’s Base Salary, as such Base Salary may be increased from time to time thereafter, or a reduction in Executive’s Annual Target Bonus Amount;

(iii) A material reduction in the Executive’s benefits under any employee benefit plan (unless the benefits, as reduced, are commensurate with the benefits afforded to all other senior executives of NEWS CORP in the OOC, or the failure to reduce such benefits would constitute a violation of applicable law);

(iv) Any relocation of the Executive’s work location from the location set forth herein;

(v) Any material reduction in fringe benefits and perquisites provided to the Executive (unless the fringe benefits and perquisites, as reduced, are commensurate with the benefits afforded to all other senior executives of NEWS CORP in the OOC, or the failure to reduce such benefits would constitute a violation of applicable law);

(vi) Any material breach by NAI or NEWS CORP of this Agreement; or

(vii) Failure by any successor to NAI or NEWS CORP expressly to assume all obligations of NEWS CORP and NAI under this Agreement; provided, however, that any event specified in this Section 9(a) that has occurred inadvertently and in good faith shall not constitute a right of the Executive to terminate his employment if it is remedied within 20 days after receipt of written notice from the Executive specifying such event.

(b) Any termination of his employment by the Executive shall be communicated by a written Notice of Termination to NAI.

10. Compensation Upon Termination.

(a) If the employment of the Executive is terminated pursuant to Section 8(a) hereof, by reason of his death, NAI agrees to pay directly to his surviving spouse, or if his spouse shall not survive him, then to the legal representative of his estate, (i) for a period of one year (commencing with the Date of Termination) an amount equal to and payable at the same rate as his then current Base Salary, and, within ten (10) days following the Date of Termination, the Accrued Amounts (as hereinafter defined). For purposes of this Agreement, the “Accrued Amounts” shall mean (i) any Annual Bonus payable but not yet paid with respect to any Fiscal Year prior to the date of such termination, and (ii) a pro rata portion of the Annual Bonus the Executive would have earned for the Fiscal Year of termination had no termination occurred (calculated based on Annual Target Bonus Amount and based on the number of days the Executive was employed by NAI in the Fiscal Year during which his employment terminated compared to the total number of days in such Fiscal Year) (“Pro Rata Termination Bonus”). Such payments, through their entire term, shall fully discharge the obligations of NAI hereunder and NAI shall be under no obligation to provide any further compensation to the Executive, his surviving spouse or the legal representative of his estate, except as otherwise required in this Agreement.

In addition, the Executive’s surviving spouse and eligible dependents shall continue to be provided with NAI health and welfare benefits (including, without limitation, medical, dental, and vision benefits) on the same terms and conditions as apply to the highest paid group of executives at NAI or NEWS CORP.

(b) During any period that the Executive fails to perform his duties hereunder as a result of incapacity and disability due to physical or mental illness, NAI shall continue to pay to the Executive his full Base Salary until the Executive returns to his duties or until one year after the Executive’s employment is terminated pursuant to Section 8(b) hereof. In addition, within ten (10) days following the Date of Termination, the Company shall pay to the Executive the Accrued Amounts. Such payments shall fully discharge the obligations of NAI hereunder and NAI shall be under no obligation to provide any further compensation to the Executive, except as otherwise required in this Agreement.

In addition, the Executive, his surviving spouse and eligible dependents shall continue to be provided with NAI health and welfare benefits (including without limitations, medical, dental and vision benefits) on the same terms and conditions as then apply to the highest paid group of executives of NAI or NEWS CORP.

(c) If the Executive’s employment shall be terminated for cause pursuant to Section 8(c) hereof, NAI shall pay the Executive his full Base Salary through the Date of Termination and the Accrued Amounts (other than the Pro Rata Termination Bonus). Such payments shall fully discharge the obligations of NAI hereunder and NAI shall be under no obligation to provide any further compensation to the Executive.

(d) If NAI shall terminate the Executive’s employment other than pursuant to Sections 8(a), 8(b) or 8(c) hereof, or if the Executive shall terminate his employment hereunder pursuant to Section 9 hereof, the Executive shall receive the compensation and other payments and Benefits in the same manner as though the Executive continued to be employed hereunder through the fifth anniversary of the Commencement Date. For this purpose, compensation will include an annual bonus equal to the average of the two immediately preceding Annual Bonuses paid to the Executive (or, (i) if an Annual Bonus has not been determined or paid to the Executive, an amount equal to the Annual Target Bonus Amount, of (ii) if an Annual Bonus has only been determined or paid for only the immediately preceding year, an amount equal to the average of such Annual Bonus and the Annual Target Bonus Amount), prior to the Executive’s termination under this paragraph. In addition, the Executive will receive (1) continued medical, disability, dental and life insurance coverage for the Executive and his eligible dependents on the same basis set forth in Section 5(a)(ii) through the fifth anniversary of the Commencement Date; provided that NAI shall not be required to provide the benefits under this Section 10(d)(1) if such benefits are provided to Executive by another employer; and (2) the number of months of age and service credit for all purposes under all defined benefit plans of NAI equal to the number of months and fractional months remaining until the fifth anniversary of the Commencement Date; provided, however, that to the extent any increase in benefits that would result from such additional age and service credits cannot be paid under the terms of any plan, the amount of such increase shall be calculated under the terms of each such plan and paid to the Executive directly by NAI in the same form and at the same time that the benefits under each such plan would otherwise be paid. The Executive shall not be required to seek or accept other employment during the Term of Employment and any amounts earned by the Executive from any other employment during the Term of Employment or after shall not reduce or otherwise affect the payments due to the Executive pursuant to this Section 10(d) except as otherwise provided herein.

(e) If, at the end of the Term of Employment, NAI and NEWS CORP do not offer to continue to employ Executive for a period of at least two years and otherwise on terms that are no less favorable than in this Agreement, Executive will be entitled to receive the full value of any equity award made pursuant to Section 5(a) which will be calculated and paid at the end of any applicable performance period, or shall continue vesting if applicable, as if no termination of employment had occurred (and, with respect to any stock options, a reasonable period in which to exercise such stock options).

(f) Without duplicating any benefits set forth in this Section 10, upon any termination of Employment, the Executive (or his spouse, beneficiaries or estate) will be entitled to any unreimbursed expenses approved in accordance with Company policy and due the Executive through termination and to receive any benefits vested, and to make all elections and receive all payments and rights under all employee benefit, pension, insurance, and other plans in which the Executive participated in accordance with the terms and conditions of the plan concerned.

11. Condition of and Survival of Agreement. In the event that NEWS CORP or NAI shall at any time be merged or consolidated with any other corporation or corporations or shall sell or otherwise transfer a substantial portion of its assets to another corporation or entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the corporation or entity surviving or resulting from such merger or consolidation or to which such assets shall be sold or transferred and such successor must assume NAI’s and NEWS CORP’S obligations under this Agreement.

12. Indemnity and Insurance. NAI shall indemnify the Executive and hold him harmless from any cost, expense or liability arising out of or relating to any acts or directions made by him in the course of performing under this Agreement. The Executive shall be added as an additional named insured under all appropriate insurance policies now in force or hereafter obtained covering NEWS CORP and NAI, including, without limitation, insurance policies providing customary directors and officers insurance coverage. NAI will pay all expenses, including reasonable attorneys’ fees, actually incurred by the Executive in connection with or relating to any registration or other governmental filings made by NEWS CORP or NAI or to defending any claim, action, suit or proceeding (including any appeals therefrom) alleged or brought by a third party (including but not limited to derivative actions to the extent such indemnification is legally permissible), arising out of or relating to the performance of this Agreement. If any such claim, action, suit or proceeding is brought or claim relating thereto is made against the Executive in respect of which indemnity may be sought pursuant to the foregoing, the Executive shall promptly notify NAI in writing thereof, and NAI shall have the right to assume and control the defense thereof. In the event NAI assumes such defense, the Executive shall have the right to employ his own counsel as well at his own expense. Without limiting any other provision of this Agreement, this Section 12 shall survive the termination or expiration of this Agreement for any reason whatsoever.

13. Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if sent by registered mail or certified mail, return receipt requested, postage prepaid, to the last home address given by the Executive to NAI or to NAI at its New York City metropolitan area office or such other address as shall be furnished in writing by either party to the other (with a copy to Allen J. Grubman, Esq., Grubman Indursky & Shire, P.C., Carnegie Hall Tower, 152 West 57th Street, New York, NY 10019); such notice or communication shall be deemed to have been given as of the date so mailed.

14. Construction. This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

15. Severability. The conditions and provisions herein set forth shall be severable, and if any condition or provision or portion thereof shall be held invalid or unenforceable, then said condition or provision shall not in any manner affect any other condition or provision and the remainder of this Agreement and every section thereof construed without regard to said invalid condition or provision, shall continue in full force and effect.

16. Assignment. Neither party shall have the right, subject to Section 11 hereof, to assign its rights and obligations hereunder without the prior consent of the other party; provided, however, that nothing in this Section shall preclude the Executive from designating any of his beneficiaries to receive any benefits payable hereunder upon his death or Disability, or his executors, administrators, or other legal representatives, from assigning any rights hereunder to the person or persons entitled thereto.

17. Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes and renders null and void any and all prior oral or written agreements, understandings or commitments pertaining to the subject matter hereof. No waiver or modification of the terms or provisions hereof shall be valid unless in writing signed by the party so to be charged thereby and then only to the extent therein set forth.

18. Section 409A. (a) This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and will be interpreted accordingly. References under this Agreement to the Executive’s termination of employment shall be deemed to refer to the date upon which the Executive has experienced a “separation from service” within the meaning of Section 409A of the Code.

(b) Notwithstanding anything herein to the contrary, (i) if at the time of the Executive’s separation from service with NAI the Executive is a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder or payable under any other compensatory arrangement between the Executive and NAI or any of its affiliates as a result of such separation from service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then NAI will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is six months following the Executive’s separation from service (or the earliest date as is permitted under Section 409A of the Code), at which point all payments deferred pursuant to this Section shall be paid to the Executive in a lump sum and (ii) if any other payments of money or other benefits due to the Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner that does not cause such an accelerated or additional tax. Any payments deferred pursuant to the preceding sentence shall be paid together with interest thereon at a rate equal to the applicable Federal rate for short-term instruments.

(c) To the extent any reimbursements or in-kind benefits due to the Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to the Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Additionally, to the extent that the Executive’s receipt of any in-kind benefits from NAI or its affiliates must be delayed pursuant to this Section due to his status as a “specified employee”, the Executive may elect to instead purchase and receive such benefits during the period in which the provision of benefits would otherwise be delayed by paying NAI (or its affiliates) for the fair market value of such benefits (as determined by NAI in good faith) during such period. Any amounts paid by the Executive pursuant to the preceding sentence shall be reimbursed to the Executive (with interest thereon) as described above on the date that is six months following his separation from service.

(d) Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code.

(e) NAI shall consult with the Executive in good faith regarding the implementation of the provisions of this Section. Without limiting the generality of the foregoing, Executive shall notify NAI if he believes that any provision of this Agreement (or of any award of compensation, including equity compensation, or benefits) would cause the Executive to incur any additional tax under Code Section 409A and, if NAI concurs with such belief after good faith review or NAI independently makes such determination, then NAI shall, after consulting with the Executive, use reasonable best efforts to reform such provision to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A.

(f) Any amount that Executive is entitled to be reimbursed under this Agreement will be reimbursed to Executive as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, and the amount of the expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year.

(g) Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of NAI.

(h) Unless this Agreement provides a specified and objectively determinable payment schedule to the contrary, to the extent that any payment of base salary or other compensation is to be paid for a specified continuing period of time beyond the Executive’s termination of employment in accordance with NAI’s payroll practices (or other similar term), the payments of such base salary or other compensation shall be made on a monthly basis.

IN WITNESS WHEREOF, the parties hereto have affixed their signatures as of the day and year first above written.

NEWS AMERICA INCORPORATED

By:	/s/ Lawrence A. Jacobs
Lawrence A. Jacobs

/s/ Joel I. Klein
Joel I. Klein

As an inducement to the Executive to enter into the foregoing Employment Agreement, the undersigned hereby guarantees full performance and payment of all of the obligations of News Corporation and News America Incorporated and any of their subsidiaries and divisions thereunder, waiving exhaustion of remedies, including, without limitation, obligations with respect to the election and/or designation of Executive as a director and officer to serve in the capacities and to have the duties set forth in Section 1 of the Agreement. This guarantee shall continue hereafter with respect to any amendments, modification, supplements or other changes made to or with respect to the foregoing Agreement.

NEWS CORPORATION

By:	/s/ Lawrence A. Jacobs
Lawrence A. Jacobs